Exhibit 99.1

Contact:

                Walter Parks

                Chief Operating Officer

                bebe stores, inc.

                (415) 715-3900

bebe stores, inc.

Announces First Quarter Earnings of $0.12 per share versus $.16 in the Prior Year

BRISBANE, CALIF. — November 6, 2008 — bebe stores, inc. (Nasdaq:BEBE) today announced unaudited financial results for the first quarter ended October 4, 2008.

Net sales for the first quarter of fiscal 2009 were $163.3 million, up 1.37% from $161.1 million reported for the first quarter a year ago. As previously reported, same store sales for the thirteen-week period ended October 4, 2008 decreased 10.8% compared to a decrease of 9.3% in the prior year.

Gross margin as a percentage of net sales decreased to 45.0% in the first quarter of fiscal 2009, compared to 47.5% in the first quarter of fiscal 2008.  The decrease in gross margin as a percentage of net sales from the prior year of 2.5% was primarily due to higher markdowns and unfavorable occupancy leverage.

SG&A expenses for the first quarter of fiscal 2009 were $59.2 million, or 36.2% of net sales, compared to $56.2 million, or 34.9% of net sales for the same period of the prior year.  The increase in SG&A expenses as a percent of sales is primarily due to higher  depreciation expense.

Operating income for the first quarter of fiscal 2009 was $14.1 million or 8.7% of net sales, compared to $20.3 million or 12.6% of net sales for the same period of the prior year. Net income for the first quarter decreased to $11.2 million from $15.4 million for the same period of the prior year. Diluted earnings per share for the first quarter were $0.12 versus $0.16 per share in the same period of fiscal 2008.

The effective tax rate for the first quarter of fiscal 2009 decreased to 34.8% from 36.0%.

During the quarter ended October 4, 2008, the Company opened five stores, including three bebe stores and one BEBE SPORT store and one 2b bebe store, converted one bebe store and one Outlet store to 2b bebe stores and expanded one existing BEBE SPORT store resulting in total square footage growth of 1%.  For the quarter ended October 4, 2008, the Company’s capital expenditures were approximately $8.8 million and depreciation expense was approximately $6.2 million.

Same store sales for the month of October decreased 20%.  If this trend continues for the remainder of the quarter, diluted earnings per share will be in the range $0.12 to $0.16 based on 90 million diluted weighted average shares outstanding, versus $0.26 per share based on 90.2 million diluted weighted average shares outstanding in the second quarter of fiscal 2008. Current year guidance is before taking into account any cost associated with the UBS Settlement Agreement related to a portion of our auction rate securities. The Company is currently anticipating an effective tax rate of 35.0% for the second quarter of fiscal 2008.

In response to our current sales trend we are reducing the number of new stores from 24 to 20. We currently anticipate opening 10 bebe stores, 9 2b bebe stores and one new bebe sport store which will result in 5% net square footage growth, after taking into account the planned store closures, for the fiscal year. Capital expenditures will be below $30 million versus our original plan of $32 million.

For the second quarter of fiscal 2009, the Company currently anticipates finished goods inventory to be down in the negative high single digit range on a per square foot basis compared to the second quarter of fiscal 2008.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss first quarter results.  Interested parties are invited to listen to the conference by calling (888) 889-5848.  A replay of the call will be available for approximately one week by calling (866) 393-0872.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp 2b bebe and bebe O brand names. bebe currently operates 306 stores, of which 212 are bebe stores, 10 are 2b bebe stores, 19 are bebe outlet stores, 64 are BEBE SPORT stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	October 4,	October 6,
	2008	2007
Assets

Cash and equivalents	$119,565	$40,590
Inventories, net	49,312	52,064
Total current assets	207,674	415,797
Property and equipment, net	137,022	121,193
Marketable securities	228,155	283,925
Total assets	$601,704	$565,610

Liabilities and Shareholders’ Equity

Total current liabilities	$63,121	$62,647
Total liabilities	114,258	111,509
Total shareholders’ equity	487,446	454,101
Total liabilities and shareholders’ equity	$601,704	$565,610

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Quarters Ended
	October 4,		October 6,
	2008	%	2007	%

Net sales	$163,260	100.0%	$161,082	100.0%
Cost of sales, including production and occupancy	89,958	55.1	84,567	52.5

Gross margin	73,302	44.9	76,515	47.5
Selling, general and administrative expenses	59,155	36.2	56,180	34.9

Income from operations	14,147	8.7	20,335	12.6
Interest and other income, net	3,030	1.9	3,695	2.3

Income before income taxes	17,177	10.6	24,030	14.9
Provision for income taxes	5,972	3.7	8,651	5.4

Net income	$11,205	6.9%	$15,379	9.5%

Basic earnings per share	$0.13		$0.17
Diluted earnings per share	$0.12		$0.16

Basic weighted average shares outstanding	88,962		92,683
Diluted weighted average shares outstanding	90,038		94,177

Number of stores open at beginning of period	303		273
Number of stores opened during period	5		6
Number of stores closed during period	1		0
Number of stores open at end of period	307		279

Number of stores expanded/relocated during period*	1		1

Total square footage at end of period (000’s)	1,143		1,013

* Expanded/Relocated stores are excluded from comparable store sales for the first year following expansion/relocation.